Certificate of Amendment
to the
Second Restated Certificate of Incorporation
of
Heafner Tire Group, Inc.

     Heafner Tire Group, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation"), does hereby certify that:

I.

     The amendment to the Corporation’s Second Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the shareholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

II.

     Article One of the Corporation’s Second Restated Certificate of Incorporation is amended to read in its entirety as follows:

Article 1
CORPORATE NAME.

The name of the Corporation is American Tire Distributors, Inc.

     In Witness Whereof, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of May 16, 2002.

By:	/s/ J. Michael Gaither

J. Michael Gaither, Executive Vice President and General Counsel